Exhibit 99.1

STAAR Surgical Names Deborah Andrews Interim CFO

Steve Brown Resignation Effective April 28, 2017

MONROVIA, CA, April 5, 2017---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, announced today that Steve Brown has resigned his position as Chief Financial Officer effective April 28, 2017. Deborah Andrews, currently Chief Accounting Officer, will step in as Interim CFO. Deborah was formerly CFO of STAAR from 2005 to 2013.

“My decision to leave STAAR Surgical was difficult to say the least. I would characterize the decision as one of lifestyle and commitment to family. I have determined that pursuing an opportunity within a manageable commuting distance was an essential element in achieving this outcome. I am fortunate to be in the position to make this positive change, all the while, regretting that I am leaving STAAR as the company is achieving its intended transformative three year plan goals. I am confident that the company will thrive in the future with the solid management team and extraordinary technology it possesses,” said Steve Brown.

“We thank Steve for his many contributions to STAAR and wish him the very best as he pursues new opportunities. He has been a great partner and tireless advocate for the company. He has worked closely with Deborah in her role as CAO and through their collaborative work, we are in an excellent position to achieve a seamless transition,” said Caren Mason, President and CEO. “We will initiate a search for a permanent replacement in the near term. We believe we have an outstanding opportunity for an accomplished CFO with outstanding public company credentials. STAAR continues to execute on its strategic priorities and we are pleased to be delivering visual freedom to a growing number of patients globally,” added Mason.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. To learn more about the ICL go to: www.discovervisianicl.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: future prospects of the Company or its technology and any assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

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